Exhibit 10.4

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

SCIENTIFIC DEVELOPMENT AND RESEARCH, INC. AND OTODYNE, INC.

(COLLECTIVELY THE LICENSORS), ON THE ONE HAND,

AND

OTICPHARMA, INC. (AS THE LICENSEE),

ON THE OTHER HAND

NOVEMBER 1, 2015

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

SCHEDULES

1:    DEFINITIONS

2:    CERTAIN LICENSED TECHNOLOGY (AS OF EFFECTIVE DATE)

3:    LICENSED PATENTS (AS OF EFFECTIVE DATE)

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (“Agreement”) dated November 1, 2015 (“Effective Date”), is between Scientific Development and Research, Inc., a New Jersey corporation having offices located at 55 Alexandria Road, Morristown, NJ 07960 (“SDRI”) and Otodyne, Inc., a Delaware corporation also having offices located at 55 Alexandria Road, Morristown, NJ 07960 (“Otodyne,” together with SDRI, the “Licensors” and each, a “Licensor”), on one hand, and OticPharma, Inc., a Delaware corporation having offices at 19900 MacArthur Blvd, Suite 550, Irvine, CA 92612 (“OPI”), on the other hand. Each of SDRI, Otodyne and OPI may be referred to hereinafter individually as a “Party” and together as the “Parties.”

Recitals

A. SDRI is a corporation that owns patents and technology identified below developed by Alan Mautone, Ph.D. involving the use of combinations of surfactants with lipids to treat human conditions in or through airways.

B. Otodyne is a corporation that was formed to further develop and commercialize a nasal spray for the treatment of infections of the middle ear (otitis media), as well as for enhancement of Eustachian tube function, and other potential indications using the technology of SDRI and for which Otodyne has filed an IND. On July 11, 2010, an Assignment of Assets – Transfer of Stock Agreement (the “SDRI-Otodyne Agreement”) was executed between SDRI and Otodyne wherein, in exchange for 250,000 shares of Otodyne common stock, Otodyne was given the exclusive right to assign/sell and or license SDRI’s “Otitis Media Technology” (as defined in the SDRI-Otodyne Agreement).

C. OPI is a pharmaceutical company that, together with its Affiliates, has developed the FoamOticTM pharmaceutical delivery platform with many potential product applications and desires to further develop, conduct clinical trials using, obtain regulatory approval for, manufacture, distribute, market and sell OPI products and the SDRI and Otodyne technologies.

D. Contemporaneously with the execution and delivery of this Agreement, and as part of the consideration for the rights granted to OPI in this Agreement, SDRI and Otodyne will each enter a Consulting Agreement with OPI (each, a “Consulting Agreement,” and the Consulting Agreements together with this Agreement, the “Transaction Documents”) pursuant which SDRI and Otodyne shall provide consulting services to OPI using the personnel identified therein.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

Agreement

The Parties agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms, when used in this Agreement, will have the meanings ascribed to them or referenced on Schedule 1.

ARTICLE 2

DEVELOPMENT, MANUFACTURING, REGULATORY

2.1 Disclosures of Technology to OPI.

2.1.1 Within 30 days after the Effective Date, Licensors will provide to OPI true, correct, and complete copies of all Licensed Technology that exists as of the Effective Date and that was not previously disclosed to OPI, including all of the Licensed Technology and information about the Licensed Patents described or listed on Schedule 2.

2.1.2 In addition, at least twice per calendar year (approximately in January or February and again in June or July), and promptly at any time upon the reasonable request of OPI, Licensors will disclose to OPI all Licensor Improvement Technology and all information regarding Licensor Improvement Patents not previously disclosed.

2.1.3 Unless otherwise specified on Schedule 2 or mutually agreed in writing by the applicable Licensor and OPI, all of the foregoing that constitutes information or data will be disclosed to OPI electronically in both the native file format in which it is stored and used by the applicable Licensor and its Affiliates as well as .PDF format.

2.2 Further Development and Manufacturing

As between the Parties, OPI will have the exclusive right at its sole cost and expense, to conduct further Development of the Licensed Technology to attempt to refine existing Licensed Products and to potentially create new Licensed Products, and to establish manufacturing capabilities (internally or by contract with others) for the Licensed Products. Except as provided in the Consulting Agreements, as specified in this Agreement, or as otherwise mutually agreed in writing by a Licensor, the Licensors have no right or responsibility to assist in any such activities of OPI.

2.3 Regulatory Affairs.

2.3.1 Otodyne will, within 30 days after OPI’s notice (a) either close or inactivate IND No. 106778 (currently in the name of Otodyne) for the Licensed Product or (b) transfer ownership of, and rights under, such IND to OPI or its Affiliate as directed by OPI in its notice, and, with OPI input and direction, complete all relevant activities related to such IND, including the submission of relevant notices to the FDA in a form and substance satisfactory to OPI. If OPI elects to have the IND transferred to OPI, then promptly after such notice, if requested by OPI, Licensors will also (x) send letters (in form and substance satisfactory to OPI) to the FDA and other Regulatory Authorities indicating that any other Regulatory

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

Documentation are transferred to OPI and that OPI is the new owner of the Regulatory Documentation as of the Effective Date, (y) send letters to all applicable IRBs or other relevant entities and similar committees to direct product-related communications to OPI commencing on the Effective Date, and (z) provide to OPI a copy of such letters.

2.3.2 As between the Parties, OPI will have the sole right at its sole cost and expense, for preparing, seeking, submitting and maintaining all INDs, NDAs and other Regulatory Documentation, and Regulatory Approvals for each Licensed Product as required by any Regulatory Authority for Regulatory Approval, in each case in the name of OPI or its Affiliate or a Sublicensee.

2.3.3 As between the Parties, OPI will have the sole right to apply for, secure and maintain Regulatory Approvals for the Licensed Products that may be available under the Law of any jurisdiction, including any Regulatory Exclusivity, in each case in OPI’s or its Affiliates or Sublicensee’s own name. Licensors will in good faith cooperate with OPI and such Affiliates and Sublicensee(s) and take reasonable actions to assist OPI and such Affiliate(s) and Sublicensee(s) in obtaining such Regulatory Approvals and Regulatory Exclusivity in each jurisdiction. To the extent not otherwise reimbursed under the Consulting Agreements, any actual, reasonable and necessary out-of-pocket expenses actually incurred by Licensors or their Representatives in taking such actions requested by OPI shall be reimbursed by OPI within 30 days of Licensor’s written notification thereof and presentation of appropriate supporting documentation of such expenses, including receipts or payment vouchers, to OPI.

2.3.4 Licensors will cooperate with OPI as reasonably requested from time to time in connection with OPI seeking and obtaining Regulatory Approval for Licensed Products, including providing existing data from within the Licensed Technology in the form as may be requested by OPI from time to time for disclosure to Regulatory Authorities. To the extent not otherwise reimbursed under the Consulting Agreements, any actual, reasonable and necessary out-of-pocket expenses actually incurred by Licensors or their Representatives in taking such actions requested by OPI shall be reimbursed by OPI within 30 days of Licensor’s written notification thereof and presentation of appropriate supporting documentation of such expenses, including receipts or payment vouchers, to OPI.

2.4 Progress Reports.

Until the first Net Sales for which a royalty is due under Section 5.4 occurs in the USA or the European Union, OPI will provide reports to Licensors no less than twice per calendar year (by not later than the end of February and again not later than the end of July) regarding OPI’s and its Affiliates’ and Sublicensee’s progress towards Development, manufacturing, Regulatory Approvals, and commercialization of Licensed Products.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

ARTICLE 3

DILIGENCE AND EXCLUSIVITY

3.1 Efforts of OPI. OPI will use Commercially Reasonable Efforts to seek and obtain Regulatory Approval in the USA and the Major European Countries for, and thereafter commercialize, at least one Licensed Product for the treatment of otitis media in the USA and the Major European Countries. The foregoing obligation is conditioned upon (a) Licensors’ and their Representatives’ compliance with the terms of this Agreement, (b) each of the Consultants performing their respective obligations under the Consulting Agreements, and (c) the continuing absence of any adverse condition relating to the safety and efficacy or commercial feasibility of the Licensed Products. If at any time the Licensors have a reasonable basis to believe that OPI is in material breach of its obligations under this Section, then Licensors will so notify OPI, specifying the basis for its belief, and the Parties shall meet within 30 days after such notice to discuss in good faith Licensors’ concerns and OPI’s plans with respect to such Licensed Product. Except as set forth in this Section 3.1, OPI will not have any obligations with respect to the Development or commercialization of any Licensed Product, including any fiduciary obligations or implied duties.

3.2 Exclusivity.

Except as agreed in writing between the Parties or pursuant to the Consulting Agreements, each Licensor agrees that it will not, and will cause its Representatives not to, (a) further research, Develop, manufacture, seek or maintain Regulatory Approval for, market, sell, distribute or otherwise commercialize any Licensed Product, or otherwise compete with any Licensed Product or own an interest in any entity that does so compete, (b) grant or offer to grant a license under any Licensed Technology or Licensed Patents, or (c) attempt, or negotiate with any Person with respect to, any of the foregoing.

ARTICLE 4

INTELLECTUAL PROPERTY MATTERS

4.1 Ownership of Technology and Patents.

4.1.1 Inventorship of all inventions and discoveries conceived, reduced to practice, discovered or made during the Term, whether or not patentable, will be determined in accordance with U.S. patent laws.

4.1.2 Authorship of all copyrightable works created during the Term will be determined in accordance with U.S. copyright laws.

4.1.3 As between the Parties, each of the Licensors retains ownership of its respective Licensed Patents and Licensed Technology that exists as of the Effective Date (subject to the terms and conditions of this Agreement).

4.1.4 As between the Parties, OPI will be and is the sole owner of all: (a) Improvement Technology (i) with respect to which at least one of the Representatives of OPI are deemed the only inventors or authors, as applicable, pursuant to Section 4.1.1 and 4.1.2, (ii) with respect to which any combination of one or more of the Representatives of OPI together with one or more of the Representatives of the Licensors are deemed co-inventors or co-authors, as applicable, pursuant to Section 4.1.1 and 4.1.2, or (iii) that constitutes “Work Product” under the Consulting Agreements, as defined therein (all of the foregoing, collectively, the “OPI Improvement Technology”); and (b) all Improvement Patents claiming any of the OPI Improvement Technology (“OPI Improvement Patents”). Each Licensor will assign, and hereby

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

does assign, to OPI immediately upon its existence all of such Licensor’s and its respective Representative’s(s’) right, title and interest in and to the OPI Improvement Technology and OPI Improvement Patents. Each Licensor will (x) execute all further instruments to document, record or perfect OPI’s sole ownership consistent with this Section 4.1.1 and 4.1.2 as reasonably requested by OPI from time to time, and will cause each of such Representative(s) to do the same, and (y) make each such Representative available to OPI and the OPI Representatives as reasonably requested in connection with OPI’s or its Affiliate’s protection thereof, including filing, prosecuting, maintaining and enforcing Improvement Patents.

4.1.5 As between the Parties, except for OPI Improvement Technology, a Licensor will be and is the sole owner of all Improvement Technology for which Representatives of the Licensors are deemed inventors or authors pursuant to Section 4.1.1 and 4.1.2 (“Licensor Improvement Technology”). As between the Parties, except for OPI Improvement Patents, a Licensor also will be and is the sole owner of all Improvement Patents claiming any of the Licensor Improvement Technology (“Licensor Improvement Patents”).

4.2 Prosecution of Patents.

4.2.1 As between the Parties, OPI will be responsible for preparation, filing, prosecution, maintenance, and seeking extensions of all Licensed Patents and OPI Improvement Patents at OPI’s cost and expense. OPI will provide the owner of the Licensed Patent with a reasonable opportunity to comment on the preparation, filing, prosecution and maintenance of the Licensed Patents, and OPI will consider all comments received from such Licensor in a timely manner in good faith. OPI will not purposefully narrow the claims of any pending Licensed Patent simply to avoid paying royalties hereunder. OPI will not, without the owner’s prior written consent, which may not be unreasonably withheld, conditioned or delayed, voluntarily narrow the claims of any Licensed Patents after they have been allowed or issued.

4.2.2 If OPI intends to abandon any issued Licensed Patent, OPI shall notify SDRI of such intent at least 30 days in advance of any deadline that would prejudice SDRI’s rights under this Agreement. SDRI then will have the opportunity to pay any issue, maintenance, or annuity fee due to maintain said Licensed Patent in its discretion and at the Licensor’s cost and expense.

4.2.3 If OPI intends to abandon or otherwise cease prosecution of any pending application within the Licensed Patents without intent to file any continuing or divisional patent application, OPI shall notify SDRI before expiration of one-half of the statutory time permitted to respond to the subject office action issued by the applicable Government Authority for the application. SDRI then will have the opportunity to continue prosecution of the pending application in its discretion, but not to the detriment of any Licensed Patent(s), and at its sole cost and expense. If SDRI notifies OPI of SDRI’s desire to continue prosecution, then OPI will: (a) promptly send all applicable prosecution file contents (including paper copies and electronic files thereof) to the Licensor and (b) in good faith cooperate with SDRI to assist SDRI in executing any and all reasonable documents necessary for SDRI to continue prosecution of the pending application.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

4.2.4 Each Licensor will execute all further instruments to provide OPI with the ability to control prosecution and maintenance activities consistent with this Section as reasonably requested by OPI from time to time, including by promptly executing powers of attorney, and will cause each of its Representative(s) to do the same.

4.3 License Grants to OPI.

4.3.1 Each Licensor grants to OPI an exclusive, worldwide, royalty-bearing license, including the right to sublicense (through multiple tiers), under all rights in the Licensed Patents. Such rights include the right to make, have made, use, sell, offer for sale, import and otherwise exploit any products or services and to practice any methods or processes claimed therein for any and all applications, purposes and fields of use that are the subject of the Licensed Patents.

4.3.2 Each Licensor grants to OPI an exclusive, worldwide, royalty-bearing license, including the right to sublicense (through multiple tiers), under all rights in the Licensed Technology. Such rights include the rights to reproduce, use, create derivative works of, distribute, display publicly and disclose the Licensed Technology and to make, use, sell, offer for sale, import, export, distribute and otherwise exploit any products or services and to practice any methods or processes for any and all applications, purposes and fields of use.

4.3.3 The foregoing rights to sublicense in Sections 4.3.1 and 4.3.2 above and in Section 4.6.2 below may be exercised without consent of either Licensor: (a) outside of the USA and Major European Countries, (b) within the USA and Major European Countries with respect to any Product after Regulatory Approval of the Product in such country, (c) within the USA and Major European Countries with respect to any Product before Regulatory Approval of the Product in such country so long as (i) such sublicense does not grant all of the rights under Sections 4.3.1 and 4.3.2 to any single Person or a Person and its Affiliates and (ii) Otic retains a reasonable level of control over Regulatory Approval of the Product and (d) to settle any litigation involving alleged infringement of any of the Licensed Patents or infringement, misappropriation or other violation of any of the Licensed Technology initiated by OPI in accordance with Section 4.5.2. All other sublicenses not described in the preceding sentence require the written consent of the Licensors, such consent not to be unreasonably withheld, conditioned or delayed.

4.4 OPI License Rights Upon Bankruptcy.

All rights and licenses granted under or pursuant to any Section of this Agreement are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code. The Parties agree that when a Licensor is the debtor under the Bankruptcy Code, OPI, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for “intellectual property.” The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Licensor or any of its Affiliates under the Bankruptcy Code or analogous provisions of applicable Law outside the

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

United States as the debtor, OPI will be entitled to a complete duplicate of (or complete access to, as appropriate) such intellectual property and all embodiments of such intellectual property, which, if not already in OPI’s possession, will be promptly delivered to it upon OPI’s written request thereof. Any agreements supplemental to this Agreement will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.

4.5 Enforcement of Patents.

4.5.1 Each Licensor will promptly notify OPI in the event of any actual, threatened or suspected infringement of any Licensed Patents or OPI Improvement Patents in the event that Licensor(s) become aware of such actual, threatened or suspected infringement.

4.5.2 As between the Parties, OPI will have the exclusive initial right, but not the obligation, to institute litigation to cease infringement of the Licensed Patents and OPI Improvement Patents. As between the Parties, any such litigation will be at OPI’s sole cost and expense. If required in order to establish standing to sue under any applicable Laws, each Licensor, upon request of OPI, agrees to timely join in any such litigation, at OPI’s expense, and in any event to cooperate with OPI at OPI’s expense. No settlement, stipulated judgment or other voluntary final disposition of a suit under this Section 4.5.2 may be undertaken without the consent of the applicable Licensor(s) if such settlement, stipulated judgment or other voluntary final disposition (a) would require either Licensor to be subject to an injunction, admit wrong-doing, make a monetary payment or would otherwise materially adversely affect a Licensor’s rights under this Agreement or any of the Licensed Patents or (b) is with a Person who has (before the settlement) a Contract with OPI or its Affiliate that provides for the sharing of revenues from the sale of Licensed Products. Any Governmental Authority awarded judgment for such infringement will be allocated first to pay any and all of OPI’s and the Licensors’ reasonable costs and expenses relating to the litigation and the remainder, to the extent based on infringement of the Licensed Patents, will be deemed Net Sales for purposes of Section 5.4.

4.5.3 If OPI should, upon notice by Licensors of infringement of the Licensed Patents and Licensor Improvement Patents and the presentment of reasonable proof that such infringement is having a material adverse effect on the royalties payable to Licensors under this Agreement, decline to file an infringement action or obtain such infringer’s agreement to cease its infringing activities within 6 months after OPI’s notice and proof, then Licensors shall have the right, at their sole expense, to pursue such litigation. In such instances, OPI shall cooperate with Licensor in such litigation by providing documentation relevant to the litigation in accordance with applicable discovery rules and requirements. As between the Parties, any such litigation will be at Licensor’s sole cost and expense. If, under those circumstances, Licensors should be successful in such suit and be awarded monetary damages, then the monetary damages will be retained by Licensors alone. No settlement, stipulated judgment or other voluntary final disposition of a suit under this Section 4.5.3 may be undertaken without the consent of OPI if such settlement, stipulated judgment or other voluntary final disposition would require OPI or any of its Affiliates or Sublicensees to be subject to an injunction, admit wrong-doing, make a monetary payment or would otherwise materially adversely affect OPI’s rights under this Agreement or any of the Licensed Patents or would purport to grant any license under any of the Licensed Technology or Licensed Patents.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

4.6 Trademarks.

4.6.1 As among the Parties, OPI has the sole right, at its sole cost and in its sole discretion, to (a) select the trademark(s), service mark(s), logo(s), slogans, trade names or other indicia of the source or origin of goods or services (each an “OPI Trademark”) to be used on or in connection with each Licensed Product, Licensed Technology, or its labeling, any registration or application for registration for any of the foregoing anywhere in the world and (b) apply for, prosecute, and maintain any registrations thereof. As among the Parties, OPI exclusively owns all OPI Trademarks.

4.6.2 Each Licensor grants to OPI an exclusive, worldwide, royalty-free license, including the right to sublicense (subject to Section 4.3.3) to use the Otodyne Trademarks in connection with Products in the USA until Regulatory Approval is obtained in such country.

4.7 Reservation of Rights.

Except as expressly stated in this Agreement, no rights or licenses are granted under this Agreement by any Party or any of its Affiliates under any Intellectual Property of such Party or its Affiliates to the other Party or its Affiliates, whether by implication, estoppel or otherwise, and all such rights not expressly granted are hereby reserved by each Party and its Affiliates.

ARTICLE 5

LICENSE FEES AND PAYMENTS

5.1 License and Access Fee.

Within 15 days after the Effective Date, OPI will pay to Otodyne a one-time, nonrefundable and non-creditable upfront license fee of $*** in cash. Shortly thereafter, OPI’s parent company will issue to Otodyne a stock certificate representing such number of restricted and unvested shares of OPI common stock that have an aggregate total value of $*** at the time of issue (based upon a per share price equal to the most recently closed capital stock financing round of OPI’s parent company) (“OPI Parent Shares”). The OPI Parent Shares will vest ***% on the *** anniversary of the Effective Date and ***% on the *** anniversary of the Effective Date. If this Agreement is terminated pursuant to Section 8.2.3, any unvested OPI Parent Shares will no longer be issued or outstanding and will cease to exist.

5.2 Technology Transfer Fee.

Within 30 days after Licensors have fulfilled their obligation under Section 2.1.1, including by delivery to OPI of all of the information, data and materials required pursuant to Section 2.1.1, OPI will pay to Otodyne the sum of $*** in cash.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

5.3 Development Milestone Payments.

5.3.1 OPI will notify Licensors within 30 days after the first occurrence of each of the following events indicated in Table 5.3.1 below as a “Development Milestone” is achieved by OPI, its Affiliate or its Sublicensee for the first indication (for any Licensed Product):

Table 5.3.1 – First Indication

Development Milestones	Milestone Payment (in USD millions)
***	***
***	***
***	***
***	***
***	***
***	***

Subtotal – First Indication Development Milestones	***

5.3.2 OPI will notify Licensors within 30 days after the first occurrence of each of the following events indicated in Table 5.3.2 below as a “Development Milestone” is achieved by OPI, its Affiliate or its Sublicensee for any second indication, whether such second indication is for the same Licensed Product for which any amounts were paid under Section 5.3.1 or is for the first indication for a different Licensed Product than that upon which any amounts were paid under Section 5.3.1:

Table 5.3.2 – Second Indication

Development Milestones	Milestone Payment (in USD millions)
***	***
***	***
***	***
***	***
***	***
***	***

Subtotal – Second Indication Development Milestones	***

5.3.3 OPI will notify Licensors within 30 days after the first occurrence of each of the following events indicated in Table 5.3.3 below as a “Development Milestone” is achieved by OPI, its Affiliate or its Sublicensee for any third indication, whether such third indication is a second or third indication for the same Licensed Product for which any amounts were paid under Sections 5.3.1 or 5.3.2 or is the first indication for a different Licensed Product than that upon which any amounts were paid under Sections 5.3.1 or 5.3.2:

Table 5.3.3 – Third Indication

Development Milestone	Milestone Payment (in USD millions)
***	***

Subtotal – Third Indication Development Milestones	***

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

5.3.4 OPI will pay the amount of the “Milestone Payment” that corresponds to each such “Development Milestone” as specified in Table 5.3.1, Table 5.3.2 or Table 5.3.3 contemporaneously with the notice that such milestone has been achieved to be provided under Sections 5.3.1 – 5.3.3, as applicable. OPI will make all such payments to Otodyne.

5.3.5 In no event will a Milestone Payment in each of Table 5.3.1, Table 5.3.2 or Table 5.3.3 become payable more than once and in no event will the total Milestone Payments that become payable in accordance with Section 5.3 exceed $42,100,000.

5.4 Royalty Payments on Net Sales.

5.4.1 OPI will pay royalties on Net Sales of each Licensed Product on a country-by-country basis until the first to occur of: (i) eight (8) years after the first Net Sales for which a royalty is due under this Section 5.4 occurs in such country and (ii) Generic Competition in such country (“Royalty Term”). Upon expiration of the applicable Royalty Term in a country for a Licensed Product, the license granted for such Licensed Product in such country will be deemed irrevocable and non-terminable (and will survive termination of this Agreement for any reason), and upon payment of all royalties due based on Net Sales occurring during the Royalty Term in such country for the Licensed Product, such license will be deemed fully paid-up and royalty-free.

5.4.2 OPI will incur royalties on Net Sales (based on the cumulative Net Sales of all Licensed Products during all Royalty Terms worldwide in a given calendar year) at the following rates:

(a) ***% for the portion of Net Sales that is less than or equal to *** in a calendar year; plus

(b) ***% for the portion of Net Sales that is greater than *** and less than or equal to *** in a calendar year; plus

(c) ***% for the portion of Net Sales that is greater than *** in a calendar year.

5.4.3 If either (a) OPI, its Affiliate or its Sublicensee determines in good faith that in order to avoid potential infringement of any Blocking Third Party Patent Rights it is advisable to obtain a license from any Third Party(ies) to exploit any Licensed Product(s) in one or more country(ies), or (b) OPI, its Affiliate or its Sublicensee of the Licensed Patents or Licensed Technology is required by an order, judgment or similar action of a Governmental Authority to pay royalties or other amounts for the exploitation of any Licensed Product(s) in one or more country(ies) due to infringement of Blocking Third Party Patent Rights, then (c) OPI may deduct from any of the amounts due from OPI under this Agreement, *** of such amounts actually paid by OPI, its Affiliate(s) or its Sublicensee(s) to such Third Party(ies) for the Blocking Third Party Product Rights. The total amount to be deducted may be applied to any of the amounts due from OPI under this Agreement, provided, however, that no single amount due to Licensors under this Agreement (e.g., royalties for a calendar quarter or a milestone payment) may be reduced by more than *** of the amount otherwise due to the Licensors. If needed, OPI may deduct the total amount to be deducted from multiple payments due to Licensors under this

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

Agreement until the full amount to be deducted has been applied to payments otherwise due to Licensors. For example, if ***% of amount paid to a Third Party is $*** and royalties become payable to Licensors during the following calendar quarter in the amount of $***, then Otic can offset $*** of the $*** paid to the Third Party against the $*** otherwise due to Licensors, and the remaining $*** of the $*** paid to the Third Party can be offset against up to ***% of any subsequent milestone or royalty payment due to Licensors until the remaining $*** has been applied.

5.4.4 Starting with the calendar quarter in which the first Net Sales occur for which a royalty is due under this Section 5.4, OPI will provide a report to Licensors with the Net Sales of each Licensed Product in each country and will make the payment required pursuant to this Section 5.4 above within 60 days after the end of the each calendar quarter of the Term. Such royalty reports will provide, on a Licensed Product-by-Licensed Product and country-by-country basis, the Net Sales during the reporting period, the applicable royalty rate(s) from Sections 5.4.2, any deductions made pursuant to Section 5.4.3, and a calculation of the resulting royalty payment due through the end of the reporting period.

5.4.5 OPI will pay the royalties due for a reporting period contemporaneously with the submission of the report due under Section 5.4.6. OPI will tender all royalty payments to Otodyne.

5.4.6 Together with or promptly after the royalty report due for the fourth quarter of each calendar year in which Net Sales occur, OPI shall provide Licensors with an annual summary that sets forth the cumulative amounts of the information reported in the quarterly royalty reports due under Section 5.4.4 for such calendar year.

5.5 Sales Milestone Payments.

5.5.1 OPI will notify Licensors of the occurrence of any “Sales Milestone” set forth in Table 5.5 below within 30 days after the achievement of the corresponding “Threshold”. The “Threshold” for purposes of such payments is the cumulative Net Sales of all Licensed Products during all Royalty Terms worldwide in a given calendar year.

Table 5.5: Sales Milestones
Sales Milestones	Milestone Payment (in millions)	Threshold
Sales Milestone #1	***	$1.0 billion
Sales Milestone #2	***	***
Sales Milestone #3	***	***

Subtotal—Sales Milestones	$36.0

5.5.2 OPI will only be required to pay each of Sales Milestones #1, #2 and #3 one time. Each Sales Milestone payment will become payable based on the first occurrence of cumulative Net Sales in a calendar year that equals or exceeds the applicable “Threshold”, regardless of whether or not any other Sales Milestone is first achieved in the same calendar year. OPI will pay the amount of the “Milestone Payment” that corresponds to each such “Sales Milestone” as specified in Table 5.5 contemporaneously with the notice that such milestone has been achieved to be provided under 5.5.1. OPI will pay each such amount to Otodyne.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

5.6 Method of Payments.

Each payment hereunder will be made in United States Dollars by check or electronic funds transfer in immediately available funds to such bank account as each Licensor will designate in writing to OPI. Such payments will be net of any withholding Taxes required by applicable Law as further provided in Section 5.8. OPI may pay any amount due hereunder directly to Otodyne or cause any of OPI’s Affiliates organized under the laws of any State within the USA to pay such amount.

5.7 Inspection of Records.

For at least 3 years after the end of any calendar year in which Net Sales occurred in a country, OPI will keep accurate books and records setting forth the Net Sales of each Licensed Product in each country for such calendar year. OPI will permit a Licensor, using independent certified public accountants engaged by such Licensor and approved by OPI, to examine such books and records at any reasonable time, upon reasonable notice; provided, however, that OPI will not be required to produce for inspection any such records relating to any period other than the 3 most recently ended calendar years. The foregoing right of examination (i) may be exercised only once during each calendar year and one additional time during the 3-year period after the Term and (ii) may not be exercised with respect to any period that was previously subject to such inspection. OPI may require such accountants to enter into a reasonably acceptable confidentiality agreement, and in no event will such accountants disclose to Licensors or their Representatives any information, other than such as relates to the accuracy of the corresponding payments required to be made under this Agreement. The opinion of said independent accountants regarding such reports and related payments will be binding on the Parties, other than in the case of manifest error. If OPI alleges that such opinion is in error, then the Parties may have the independent accountants review the relevant books and records a second time to confirm whether or not such alleged error exists. The examining Licensor will bear the cost of any such examination and review; provided, however, that if the examination shows an underpayment of any amounts due of more than both (i) ***% of the amount due for an applicable calendar year and (ii) ***, then OPI will promptly reimburse the examining Licensor for its reasonable out-of-pocket expenses actually incurred in connection with such examination. OPI will promptly pay to Licensors the amount of any underpayment of amounts due revealed by any such examination.

5.8 Tax Matters.

5.8.1 “Tax” or “Taxes” means all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, consumption, use, value added, profits, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, social security, environmental, occupation and franchise taxes, imposed by any Governmental Authority, and including any interest, penalties and additions attributable thereto, and all amounts payable pursuant to an agreement or arrangement with respect to taxes.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

5.8.2 The Parties agree to cooperate and produce on a timely basis any Tax forms or reports reasonably requested by the other Party in connection with any payment made under this Agreement. Each Party further agrees to provide reasonable cooperation to the other Party, at the other Party’s expense, in connection with any official or unofficial Tax audit or contest relating to payments made by the other Party under this Agreement.

5.8.3 Any payments made by a Party pursuant to this Agreement will not be reduced on account of any Taxes unless required by applicable Law. Each Licensor will be responsible for paying any and all Taxes (other than withholding taxes required to be paid by OPI under applicable Law) levied on account of, or measured in whole or in part by reference to, any payments it receives. OPI will deduct or withhold from the payments any Taxes that OPI is required to deduct or withhold under applicable Law. If, in accordance with the foregoing, OPI withholds any amount from a payment to a Licensor, such withheld amount shall be deemed paid by OPI to the applicable Licensor pursuant to this Agreement, and OPI will (a) timely remit to the applicable Licensor the balance of such payment; (b) timely remit the full amount withheld to the proper Governmental Authority; and (c) send to the applicable Licensor written proof of remittance of the full amount withheld within 30 days following remittance.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidential Information.

6.1.1 “Confidential Information” means any information regarding the business and operations of a Party or any of its Representatives, that is or has been disclosed (whether orally or in writing) by such Party or its Representatives (“Discloser”) to another Party or its Representatives (“Recipient”), in each case, except to the extent that such information is either:

(a) as of the date of disclosure to the Recipient, known to the Recipient (other than pursuant to an obligation of confidentiality to the Discloser);

(b) is or becomes disclosed in published literature or otherwise generally known to the public through no breach by the Recipient of this Agreement;

(c) obtained by the Recipient from a Third Party free from any obligation of confidentiality to the Discloser; or

(d) independently developed by the Recipient without use of the information disclosed to the Recipient by the Discloser.

Confidential Information includes such information exchanged between the Parties or their respective Representatives before the Effective Date pursuant to the Confidentiality Agreement.

6.1.2 The Licensed Technology and unpublished Licensed Patents constitute the Confidential Information of the applicable Licensor. All OPI Improvement Technology, unpublished OPI Improvement Patents, reports submitted to Licensors by OPI pursuant to Article 5 or information examined by Licensor’s(s’) auditors pursuant to Section 5.7, and communications with Regulatory Authorities concerning any Licensed Product are, as between

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

the Parties, the Confidential Information of OPI. Moreover, notwithstanding that a Licensor or its Representative is the Discloser of any of the Licensed Technology or OPI Improvement Technology, each of the Licensors will be deemed the Recipient of its Licensed Technology for purposes of this Article (but exceptions (a) and (d) of Section 6.1.1 will not apply to the Licensors in respect of Licensed Technology or OPI Improvement Technology).

6.1.3 The terms of this Agreement are the Confidential Information of both Parties as a Discloser thereof (and for which each Party is deemed a Recipient).

6.2 Obligations of Confidentiality; Permitted Disclosures.

6.2.1 Except as otherwise provided in this Agreement, during the Term and for 10 years thereafter, Recipient (a) will keep confidential, and will cause its Representatives to keep confidential, all of the Confidential Information of Discloser, and (b) will not disclose the Confidential Information of Discloser to any Third Party. Recipient agrees to take such action, and to cause its Representatives to take such action, to preserve the confidentiality of the Confidential Information of Discloser as Recipient would customarily take to preserve the confidentiality of the Recipient’s own similar types of Confidential Information, but in no case using less than a reasonable degree of care.

6.2.2 Notwithstanding anything to the contrary in this Article, the Recipient and its Representatives may disclose the Confidential Information of a Discloser in connection with the exercise of rights granted to it hereunder to:

(a) Governmental Authorities, including Regulatory Authorities, to the extent reasonably deemed desirable or necessary to apply for, obtain or maintain INDs or Regulatory Approvals for Licensed Products or file applications for, prosecute, maintain or enforce Licensed Patents or OPI Improvement Patents;

(b) other Representatives, advisory boards, managed care organizations, and non-clinical and clinical investigators; provided, however, that the Recipient enters into a confidentiality agreement or otherwise has an enforceable obligation of confidentiality with such Person before disclosing any of the Discloser’s Confidential Information;

(c) in connection with prosecuting or defending litigation; provided, however, that the Recipient or its Representative uses reasonable efforts to limit the dissemination of such information, including by use of protective orders and the like, as such Recipient would use for its own similar types of Confidential Information;

(d) in connection with the resolution of disputes under this Agreement; provided, however, that such Recipient will use reasonable efforts to limit the dissemination of such information, including by use of protective orders and the like, as such Recipient would use for its own similar types of Confidential Information;

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

(e) in connection with filings required by security regulations and the rules and regulations of any securities exchanges upon which the Recipient’s securities are traded; provided, however, that such Recipient will use reasonable efforts to limit the dissemination of such information, including by use of protective orders and the like, as such Recipient would use for its own similar types of Confidential Information; and

(f) in connection with a potential Change of Control of a Receiving Party, to permitted assignees or existing and potential investors or lenders of the Receiving Party, or to potential Sublicensees, in each case under a written agreement to keep the terms of this Agreement confidential and to use the Confidential Information solely for the purpose disclosed.

6.3 Transaction Publicity.

The Parties will use their respective best efforts to mutually agree to an initial joint press release announcing the execution of this Agreement as promptly as reasonably possible, but in any event not later than such time as a Party is required by applicable Law to make such an announcement publicly, and thereafter promptly disseminate such press release; provided, however, that a Party may, if required by applicable Law, announce the execution of this Agreement in the absence of such mutual agreement over the content thereof.

6.4 No Use of Names Without Consent.

Neither Party may use of the name, professional accreditation, standing, licensure, office(s) or any other indicia of identity related to the other Party or its Representatives within any publications, announcements or other public disclosures without said Person(s) advance, written consent. Notwithstanding the foregoing, OPI and its Representatives may continue to rely upon any such disclosures made in the Licensed Technology in the form provided by Licensors or made by Licensors to any Regulatory Authority.

6.5 Publication of Clinical Trial Results.

Notwithstanding anything to the contrary in this Article, OPI may publish any data within the Licensed Technology or otherwise resulting from Clinical Trials conducted on a Licensed Product without consent of either Licensor.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 Licensors Representations and Warranties.

Each Licensor, jointly and severally, hereby represents and warrants to OPI that, as of the Effective Date:

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

7.1.1 SDRI is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of New Jersey and, Otodyne is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Each Licensor has the corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations under the Transaction Documents and this Agreement. The execution, delivery and performance of the Transaction Documents by each Licensor have been duly and validly authorized and approved by proper corporate action on the part of each Licensor, each Licensor has taken all other action required by Law, its certificate of incorporation, by-laws or other organizational documents to authorize such execution, delivery and performance. Each of the Transaction Documents constitutes a legal, valid and binding obligation of each Licensor, enforceable against each Licensor in accordance within its terms, except as enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally. No notice to or consent, approval, authorization, order, filing, registration or qualification of or with any court, Governmental Authority or any Person(s) not a party to this Agreement or other Transaction Document is required to be made or obtained by a Licensor in connection with the execution and delivery of the Transaction Documents or the consummation by the Licensors of the transactions contemplated thereby.

7.1.2 Neither the execution and delivery of this Agreement or any other Transaction Document nor the consummation of the transactions contemplated hereby or thereby will (a) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of any Licensor under, or result in the creation of any Lien on any of the Licensed Patents, Licensed Technology or Licensed Products pursuant to, any Contract or Governmental Authorization of a Licensor, (b) violate, conflict with or result in a breach of or constitute a default under any provision of the certificate of incorporation or bylaws or other organizational documents of a Licensor, (c) violate, conflict with or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or Governmental Authority to which a Licensor or any of the Licensed Patents, Licensed Technology or Licensed Products is subject or may be bound or (d) violate, conflict with or result in a breach of any Laws or applicable regulations to which a Licensor or any of the Licensed Patents, Licensed Technology or Licensed Products is subject or may be bound.

7.1.3 To the Knowledge of Licensors, there is no, and within the past five years there has not been any, action, claim (including regarding infringement of Intellectual Property), complaint, demand, suit, proceeding, arbitration, grievance, citation, notice of non-compliance, summons, subpoena, request for information by a Governmental Authority, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the Knowledge of Licensors, threatened against a Licensor or any of its Representatives relating to the Licensed Patents, Licensed Technology or Licensed Products, the exploitation of the foregoing, or the transactions contemplated by the Transaction Documents. There are no, and there have not been any judicial orders, writs, injunctions, decrees, judgments or stipulations in force against a Licensor or its Representatives (in their capacity as such) with respect to the Licensed Patents, Licensed Technology or Licensed Products.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

7.1.4 To the Knowledge of Licensors, the Licensors and their Representatives have disclosed to OPI:

(a) all material scientific and technical information, including any publications, posters, CMC data, pharmacokinetics data, and Regulatory Documentation relating to Licensed Products or their manufacture or use as such exists as of the Effective Date;

(b) correct and complete copies of all submissions, if any, of Licensors to the FDA, or any other similar state or foreign Governmental Authority relating to any Licensed Product, and all amendments and supplements thereto, including all related pre-clinical and clinical data, and all related complaint information, adverse event information and safety information;

(c) all material information relating to the Licensed Patents and Licensed Technology, including any invention disclosures, prior art search results and related memoranda and patentability opinions or evaluations, validity and enforceability searches and opinions or evaluations, freedom to operate searches and opinions or evaluations, and correspondence with and interview notes or other notes regarding communications with any of the inventor(s) and all other such material information in the possession of Licensor or their Representatives as of the Effective Date (including all material facts and publications that could constitute prior art, whether discovered before or after filing of the subject patent application) that, in such attorney(s),’ agent(s),’ or employees’ reasonable judgment likely would be relevant to any Governmental Authority’s consideration of whether any of the Licensed Patents are patentable/unpatentable, valid/invalid or enforceable/unenforceable.

7.1.5 The scientific, technical and other information relating to the Licensed Patents, Licensed Technology and Licensed Products disclosed or made available by a Licensor or any of their Representatives to OPI has been, to the Knowledge of Licensors, true and correct in all respects, experimental data therein is based upon actual experimentation conducted by or on behalf of Licensors or their Representatives, and includes any adverse information known to a Licensor or its Representatives relating to the Licensed Patents, Licensed Technology or Licensed Products.

7.1.6 Except for the IND identified on Schedule 2, no IND has been filed by Licensor or any of its Representatives with any Regulatory Authority in any country involving any Licensed Product or any of the Licensed Technology. Neither Licensors nor any of their Representatives is currently:

(a) working to file on his/her/its or another Person’s behalf own behalf,

(b) advising or consulting with any Person in preparation for or in connection with filing,

(c) holding an investment in or providing debt financing to any Person that is preparing to file, or

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

(d) assisting or encouraging any Person in connection with,

any submission to a Regulatory Authority in any country involving any Licensed Product or any of the Licensed Technology.

7.1.7 To the Knowledge of Licensors, the manufacture, use, sale, offer for sale, and import of any other Licensed Products based upon the Licensed Technology as it exists on the Effective Date, including Licensed Products described in the IND identified on Schedule 2, does not, and if were the subject of Regulatory Approval, would not, infringe the Patent rights of any Person. The use, reproduction or disclosure of the Licensed Technology to OPI pursuant to the terms of this Agreement, and OPI’s exercise of its rights hereunder in connection therewith, does not, and to the Knowledge of Licensors, after the Effective Date will not, infringe, misappropriate or otherwise violate the trade secret rights or copyrights of any other Person. Neither Licensor nor any of its Representatives has received any allegation that the manufacture, use, sale, offer for sale, and import of Licensed Products or Licensed Technology infringes or will infringe the Patents of any Third Party or infringes, misappropriates or otherwise violates or will infringe, misappropriate or otherwise violate the intellectual property rights of any Person.

7.1.8 Except as specified within the SDRI-Otodyne Agreement, each Licensor has the unrestricted right to grant to OPI all rights in the Licensed Patents and Licensed Technology that are being granted to OPI under this Agreement upon the terms set forth herein. Neither Licensor nor any of its Representatives has granted any license or sublicense to any rights in the Licensed Patents or Licensed Technology to any Third Party that are in conflict with the rights granted to OPI in this Agreement.

7.1.9 Schedule 3 sets forth, with the owner, country(ies) or region, registration and application numbers and dates indicated, as applicable, all Licensed Patents that have issued or that have been applied for and are pending issuance with any Governmental Authority. All fees, taxes, annuities and other payments associated with filing, prosecuting, issuing, recording, registering or maintaining Licensed Patents have been paid in full in a timely manner to the proper Governmental Authority as of the Effective Date. Except as specified on Schedule 3 otherwise, each Licensed Patent listed or required to be listed thereon is owned solely by a Licensor, is active, is valid and enforceable (if granted), and the ownership of the entire right, title and interest is recorded (through its entire chain of title beginning with and including each inventor) with the applicable Governmental Authority solely in the name of a Licensor. Each Licensor’s Representatives that have been involved in prosecution of the Licensed Patents are not aware of any information that, in their reasonable judgment, would likely render any of the granted Licensed Patents invalid or unenforceable and that is not part of the publicly available file history. Each Licensor and its Representatives have complied with all duties of candor owed to each Governmental Authority with respect to each of the Licensed Patents.

7.1.10 Licensors and their Representatives have taken reasonable and customary measures to maintain and protect, as applicable, the confidentiality of the Confidential Information within the Licensed Technology.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

7.1.11 All Representatives of Licensors who are or were involved in the design, creation, conception, reduction to practice or development of Licensed Technology or Licensed Patents or who were provided the composition of the Licensed Products manufactured before the Effective Date using the Licensed Technology or claimed by the Licensed Patents, have executed written Contracts (a) obligating them not to disclose the Confidential Information within the Licensed Technology, (b) specifying that all tangible materials that result from work performed by them on behalf of a Licensor or its Affiliate is “work made for hire” under U.S. copyright laws or that they are otherwise obligated to assign to Licensor all copyrights in such works, and (c) specifying that Licensor solely owns and that such Representative assigns, immediately upon conception or creation, all other Intellectual Property rights relating to the Licensed Technology and Licensed Patents.

7.1.12 Except as described on Schedule 4, none of the Consultants or other Representatives of a Licensor is an inventor or author of any Technology or Patent necessary for or reasonably useful to the Development, manufacturing, seeking or obtaining Regulatory Approval for, or commercialization of any Licensed Product that has not been assigned to a Licensor. Except as described on Schedule 4, none of the Consultants or other Representatives of a Licensor owns, in whole or in part, or has been granted a licensed to, any Technology or Patent necessary for or reasonably useful to the Development or manufacturing of, seeking or obtaining Regulatory Approval for, or marketing, distribution, sale or other commercialization of, any Licensed Product. Except as described on Schedule 4, no Person has alleged to Licensor or any of its Representatives that any Third Party owns, in whole or in part, any of the Licensed Technology or Licensed Patents, and to the Knowledge of Licensors, there is no reasonable basis for any such allegation. Without limiting the foregoing, except as described on Schedule 4, neither Cirrus Pharmaceuticals, Inc., Pharmakey LLC, Marianne Mann, M.D. nor any of their respective Representatives are an inventor or author of, or otherwise own or claim to own, any Technology or Patent necessary for or reasonably useful to the Development, manufacturing, seeking or obtaining Regulatory Approval for, or commercialization of any Licensed Product that has not been assigned to a Licensor as of the Effective Date.

7.1.13 Except as specified in the SDRI-Otodyne Agreement, neither Licensor nor any of their Representatives has been granted a license, covenant not to sue, immunity from suit or similar right from any Person under any Intellectual Property contained within, necessary for, or reasonably useful to the Development, manufacturing, seeking or obtaining Regulatory Approval for, or commercialization of any Licensed Product or other exploitation of any of the Licensed Technology or Licensed Patents.

7.1.14 Except for those Contracts listed in clauses a. – d. of item no. 17 on Schedule 2, neither Licensor nor any of their Representatives is (or was) a party to any Contract (whether or not in effect as of the Effective Date) relating to the Development, manufacturing, seeking or maintaining Regulatory Approval for, or commercialization of any Licensed Product. All of the Contracts listed in clauses a. – c. of item no. 17 on Schedule 2 are terminated as of the Effective Date and the Contract listed in clause d. of item no. 17 on Schedule 2 was only a quotation that was never accepted so never became a binding Contract.

7.1.15 Licensors: (a) have not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the FDA or any other Governmental Authority alleging or asserting material noncompliance with any Laws or any Governmental Authorizations in connection with the Licensed Products; (b) has not received

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

notice of any proceeding from the FDA or any other Governmental Authority or Third Party alleging that any Licensed Product is in violation of any Laws or Governmental Authorizations and to the Knowledge of Licensors neither the FDA nor any other Governmental Authority or Third Party is considering any such proceeding; (c) has not received notice that the FDA or any other Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Governmental Authorizations related to the Licensed Products; (d) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments with respect to the Licensed Products as required by any Laws or Governmental Authorities; and (e) to the Knowledge of Licensors their manufacturers and suppliers have at all times manufactured all products and compounds in compliance with current Good Manufacturing Practices for the manufacture of products as are required by applicable Governmental Authorities or applicable Law in the relevant jurisdiction, including the rules and regulations of the FDA.

7.1.16 All preclinical investigations sponsored by Licensors relating to the Licensed Products have been and are being conducted in material compliance with applicable Laws. Licensors have not received any notices or other correspondence from the FDA or any other Governmental Authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests relating to Licensed Products requiring the termination, suspension or material modification of such studies or tests.

7.1.17 Neither Licensor nor any of its Representatives has conducted any clinical investigation involving a Licensed Product anywhere in the world nor collected any protected or individually identifiable health information from any Person.

7.1.18 Licensors have not (a) made an untrue statement of a material fact or fraudulent statement to the FDA or any Governmental Authority, (b) failed to disclose a material fact required to be disclosed to the FDA or any Governmental Authority, (c) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Policy or for any other state or foreign Governmental Authority to invoke any similar policy. Licensors are not the subject of any pending or, to the Knowledge of Licensors, threatened investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither Licensors, nor any of their Representatives or Affiliates or, to the Knowledge of Licensors, any of their respective collaboration partners, agents or subcontractors with respect to the Licensed Products has been convicted of any crime or engaged in any conduct which has resulted or could result in debarment or disqualification by the FDA or any other Governmental Authority.

7.2 Otodyne Representations

7.2.1 Otodyne is a resident of, or is organized under the laws of, the State of Delaware.

7.2.2 The Shares will be acquired for investment for Otodyne’s own account, not as a nominee or agent, and not with a view to the sale or distribution of any part thereof, and Otodyne has no present intention of selling, granting participation in, or otherwise distributing the Shares. Otodyne does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to any Third Party, with respect to any of the Shares.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

7.2.3 Otodyne understands that the Shares have not been registered under the Securities Act of 1933, as amended (the “1933 Act”) Act on the grounds that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the 1933 Act, and that OPI’s reliance on such exemption is predicated in part on Otodyne’s representations set forth herein. Otodyne realizes that the basis for the exemption may not be present if, notwithstanding such representations, Otodyne has in mind merely acquiring the Shares for a fixed or determined period in the future, or for a market rise, or for sale if the market does not rise. Otodyne does not have any such intention.

7.2.4 Otodyne represents that Otodyne is experienced in evaluating early-stage companies such as OPI, is able to fend for Otodyne’s own self in the transactions contemplated by this Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of Otodyne’s investment, and has the ability to bear the economic risks of Otodyne’s investment. Otodyne further represents that Otodyne has had access, during the course of the transactions and prior to Otodyne’s acquisition of the Shares, to all such information as Otodyne deemed necessary or appropriate (to the extent OPI possessed such information or could acquire it without unreasonable effort or expense), and that Otodyne has had, during the course of the transactions and prior to Otodyne’s acquisition of the Shares, the opportunity to ask questions of, and receive answers from, OPI concerning the terms and conditions of the offering and to obtain additional information (to the extent OPI possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to Otodyne or to which Otodyne had access.

7.2.5 Otodyne understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Shares or an available exemption from registration under the 1933 Act, the Shares must be held indefinitely. In particular, Otodyne is aware that the Shares may not be sold pursuant to Rule 144 promulgated under the 1933 Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about OPI. Such information is not now available and OPI has no present plans to make such information available. Otodyne represents that, in the absence of an effective registration statement covering the Shares, Otodyne will sell, transfer, or otherwise dispose of the Shares only in a manner consistent with Otodyne’s representations set forth herein.

7.2.6 Otodyne agrees that in no event will Otodyne make a transfer or disposition of any of the Shares (other than pursuant to an effective registration statement under the 1933 Act or, to OPI’s reasonable satisfaction, pursuant to Rule 144), unless and until (i) Otodyne shall have notified OPI of the proposed disposition and shall have furnished OPI with a statement of the circumstances surrounding the disposition and (ii) if requested by OPI, at the expense of Otodyne or transferee, Otodyne shall have furnished to OPI an opinion of counsel, reasonably satisfactory to OPI, to the effect that such transfer may be made without registration under the 1933 Act.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

7.2.7 Otodyne understands that each certificate representing the Shares will be endorsed with a legend substantially as follows:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

7.2.8 Otodyne represents that it is an “Accredited Investor” as such term is defined in Rule 501 of Regulation D promulgated under the 1933 Act.

7.2.9 Otodyne understands that no public market now exists for any of the securities issued by OPI and that there is no assurance that a public market will ever exist for the Shares.

7.3 OPI Representations and Warranties.

OPI hereby represents and warrants to the Licensors that, as of the Effective Date:

7.3.1 OPI is corporation duly formed and validly existing under the laws of the State of Delaware, has the corporate power and authority to execute and deliver the Transaction Documents and to perform its obligations under the Transaction Documents, the execution, delivery and performance of the Transaction Documents by OPI has been duly and validly authorized and approved by proper corporate action on the part of OPI, OPI has taken all other action required by Law, its certificate of incorporation, by-laws or other organizational documents to authorize such execution, delivery and performance, and the Transaction Documents constitute a legal, valid and binding obligation of OPI, enforceable against OPI in accordance with their terms, except as enforceability may be limited by applicable equitable principles or bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally.

7.3.2 Neither the execution and delivery of this Agreement or any other Transaction Document nor the consummation of the transactions contemplated hereby or thereby will (a) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent of or notice to any Person pursuant to, give to others any right of termination, amendment, modification, acceleration or cancellation of, allow the imposition of any fees or penalties, require the offering or making of any payment or redemption, give rise to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or otherwise adversely affect any rights of OPI under any Contract or Governmental Authorization of OPI, (b) violate, conflict with or result in a breach of or

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

constitute a default under any provision of the organizational documents of OPI, (c) violate, conflict with or result in a breach of or constitute a default under any judgment, order, decree, rule or regulation of any court or Governmental Authority to which OPI is subject or may be bound or (d) violate, conflict with or result in a breach of any Laws or applicable regulations to which OPI is subject or may be bound.

7.3.3 There is no action, claim, complaint, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, request for information by a Governmental Authority, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or, to the knowledge of OPI, threatened against OPI or any of its Representatives relating to the Licensed Technology, the Licensed Patents, the exploitation of the foregoing or Licensed Products, or the transactions contemplated by the Transaction Documents.

7.3.4 OPI or it Representatives have experience in the regulatory and commercial Development of pharmaceutical products. OPI will have sufficient financial resources at the applicable time in order for OPI to fulfil its obligations under this Agreement. OPI, including through its Representatives, has the know how to market and sell Licensed Products that receive final Regulatory Approval pursuant to this Agreement.

7.4 DISCLAIMER.

EXCEPT AS OTHERWISE EXPRESSLY STATED IN SECTIONS 7.1 AND 7.2, NO PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO ANY PRODUCTS, TECHNOLOGY, INTELLECTUAL PROPERTY RIGHTS OR ANY OTHER SUBJECT MATTER UNDER THIS AGREEMENT. EXCEPT AS OTHERWISE PROVIDED IN SECTIONS 7.1 AND 7.2, EACH PARTY EXPRESSLY DISCLAIMS ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR AGAINST INFRINGEMENT.

ARTICLE 8

TERM AND TERMINATION

8.1 Term.

8.1.1 This Agreement will be effective as of the Effective Date and, unless terminated sooner pursuant to Section 8.2, will remain in effect, on a Licensed Product-by-Licensed Product and country-by-country basis, for the duration of the Royalty Term applicable to such Licensed Product in each country. This Agreement will terminate in its entirety, unless terminated sooner pursuant to Section 8.2, upon expiration of the last Royalty Term.

8.1.2 The period from the Effective Date until termination (for any reason) of this Agreement in its entirety is the “Term” of this Agreement.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

8.2 Termination Rights.

8.2.1 If OPI materially breaches or materially defaults in the performance or observance of any of its respective obligations under a material term of this Agreement, Licensors may terminate this Agreement as follows:

(a) if the breach was deliberate, then upon 60 days notice if OPI has not cured the breach within such 60-day notice period; and

(b) if the breach was not deliberate and can be cured within 60 days after notice thereof, then upon 60 days notice if OPI has not cured the breach within such 60-day notice period; and

(c) if the breach was not deliberate but reasonably cannot be cured within 60 days after notice of breach, then upon 60 days notice unless before the end of such 60 days, OPI has (i) discontinued the breaching act, used Commercially Reasonable Efforts to cure the breach to the extent possible within such 60-day period and has implemented all commercially reasonable steps to further cure such breach to the extent possible and to prevent further occurrences of such breach.

Notwithstanding the foregoing provisions of this Section 8.2.1, if OPI disputes that OPI materially breached any material term of this Agreement within the relevant 60 day period this Agreement shall not terminate unless such dispute is finally resolved pursuant to Section 10.1 where such resolution is that OPI did materially breach a material term of this Agreement and OPI fails to cure such material breach within 60 days after OPI’s receipt in writing of the final resolution of such dispute.

8.2.2 OPI may terminate this Agreement in its entirety at any time for any or no reason, without consent of either Licensor by 90 days advance notice to the Licensors.

8.2.3 If either Licensor materially breaches or materially defaults in the performance or observance of any of its respective obligations under a material term of this Agreement, OPI may terminate this Agreement as follows:

(a) if the breach was deliberate, then upon 60 days notice if such Licensor has not cured the breach within such 60-day notice period; and

(b) if the breach was not deliberate and can be cured within 60 days after notice thereof, then upon 60 days notice if such Licensor has not cured the breach within such 60-day notice period;

(c) if the breach was not deliberate but reasonably cannot be cured within 60 days after notice of breach, then upon 60 days notice unless before the end of such 60 day notice period the Licensor has (i) discontinued the breaching act, used commercially reasonable efforts to cure the breach to the extent possible within such 60-day period and has implemented all commercially reasonable steps to further cure such breach to the extent possible and to prevent further occurrences of such breach.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

Notwithstanding the foregoing provisions of this Section 8.2.3, if such Licensor disputes that such Licensor materially breached any material term of this Agreement within the relevant 60 day period this Agreement shall not terminate unless such dispute is finally resolved pursuant to Section 10.1 where such resolution is that such Licensor did materially breach a material term of this Agreement and such Licensor fails to cure such material breach within 60 days after such Licensor’s receipt in writing of the final resolution of such dispute.

8.2.4 Neither Licensor may terminate this Agreement for any form of breach by the other Licensor.

8.3 Effects of Termination.

8.3.1 Upon expiration of the Royalty Term for a Licensed Product in a country, the rights and licenses granted to OPI under Article 4 with respect to the Licensed Patents and Licensed Technology for such Licensed Product in such country will survive termination as further provided in Section 5.4.1 (along with OPI’s obligations to make all payments due for Net Sales on such Licensed Product in such country occurring during the applicable Royalty Term) until no Intellectual Property rights of Licensors remain in such Licensed Product in such country. Upon termination of this Agreement pursuant to Section 8.1.1 as a result of expiration of the last Royalty Term, the rights and licenses granted to OPI under Article 4 with respect to the Licensed Patents and Licensed Technology will survive termination until no Intellectual Property rights of Licensors remain in the Licensed Patents and Licensed Technology.

8.3.2 Upon termination of this Agreement during any such time as any clinical trials involving a Licensed Product are being conducted by OPI, its Affiliates, or their Representatives, OPI and any other such Person will be entitled to complete the clinical trials to the extent reasonably necessary to comply with applicable Law.

8.3.3 Upon termination of this Agreement pursuant to Section 8.2, except as otherwise provided in Sections 8.3.1 and 8.3.2, the rights and licenses granted to OPI under Article 4 with respect to the Licensed Patents and Licensed Technology terminate and revert to Licensors.

8.3.4 If (a) OPI provides a notice of termination under Section 8.2.2 after one year after the Effective Date and before Regulatory Approval of any Product in the USA or any of the Major European Countries, (b) none of the material representations made by either Licensor were inaccurate or untrue when made as of the Effective Date, (c) neither Licensor is in breach of this Agreement at the time of notice, and (d) such termination is not based upon any adverse event or other event or combination of events that presents difficulties in obtaining Regulatory Approval or conducting activities, such as clinical studies, required to obtain Regulatory Approval for Products, then OPI must pay to Otodyne the sum of $*** on or before the end of the 90-day notice period of termination. No such amount is due for termination if each of the foregoing conditions in clauses (a) – (d) is not satisfied.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

8.3.5 If this Agreement is terminated either (i) by a Licensor pursuant to Section 8.2.1 or (ii) by OPI pursuant to Section 8.2.2 before the first Regulatory Approval for any Licensed Product, OPI will:

(a) within 90 days after termination, return to Otodyne the originals of all tangible embodiments of the Licensed Technology in the form provided by a Licensor or any of its Representatives to OPI, its Affiliate or their respective Representatives under Section 2.1, including materials (to the extent not used up), data, and records;

(b) use reasonable efforts to provide to Otodyne within 90 days after termination all of OPI’s and its Affiliates’ inventory of the Licensed Products in possession of OPI or its Affiliates at the time of termination (ALL OF WHICH WILL BE PROVIDED ON AN AS-IS, WHERE-IS, WITH ALL FAULTS BASIS AND WITHOUT ANY WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, ALL OF WHICH WARRANTIES ARE HEREBY DISCLAIMED);

(c) within 90 days after termination, provide to Otodyne a copy of all data referred to or relied upon in generating the Regulatory Documentation submitted by OPI or its Affiliates to any Regulatory Authority related to any Licensed Products;

(d) if requested by Otodyne in writing within 30 days after termination, promptly thereafter transfer ownership of, and rights under, all such Regulatory Documentation related to Licensed Products, including each such IND, to Otodyne, and, with Otodyne’s input and direction, complete all relevant activities related to the transfer of such IND(s), including the submission of relevant notices to the FDA in a form and substance satisfactory to Otodyne, and if requested by Otodyne, also (x) send letters (in form and substance satisfactory to Otodyne) to the FDA and other Regulatory Authorities indicating that any other Regulatory Documentation are transferred to Otodyne and that Otodyne is the new owner of the Regulatory Documentation as of the Effective Date, (y) send letters to all applicable IRBs or other relevant entities and similar committees to direct product-related communications to Otodyne commencing on the date of the transfer of ownership of the corresponding Regulatory Documentation, and (z) provide to Otodyne a copy of such letters;

(e) not, and will cause its Affiliates not to, on a country-by-country basis until the first to occur of (I) 8 years after the Effective Date and (II) Generic Competition in each country, either (A) further research, Develop, manufacture, seek or maintain Regulatory Approval for, market, sell, distribute or otherwise commercialize any Licensed Product, or otherwise compete with any Licensed Product using a product based upon similar technology as the Licensed Technology, or own an interest in any entity that does so compete or (B) grant or offer to grant a license under any OPI Improvement Technology or OPI Improvement Patents for any Licensed Product to any non-Affiliate to compete with any Licensed Product using a product based upon similar technology as the Licensed Technology; and

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

(f) will grant to Otodyne a worldwide, non-exclusive, royalty-free license under the OPI Improvement Technology and OPI Improvement Patents to the extent necessary for Otodyne to exploit any and all versions of Licensed Products that exist as of the date of termination; provided, however, that if OPI assigns or otherwise transfers its interest in this Agreement as permitted hereunder, then the Intellectual Property rights of the assignee or successor and any of its Affiliates that existed before such assignment or transfer or that are conceived or created after such assignment or transfer and independently of the activities undertaken pursuant to this Agreement will not be deemed OPI Improvement Technology or OPI Improvement Patents licensed to Otodyne hereunder.

8.3.6 If this Agreement is terminated by OPI pursuant to Section 8.2.2 after the first Regulatory Approval for any Licensed Product, OPI will:

(a) have the obligations described in clauses (a) – (d) of Section 8.3.5 above; and

(b) if requested by Licensors, for not less than 4 months after termination, negotiate in good faith with Licensors regarding an agreement under which OPI would license or sell to either or both of the Licensors some or all of OPI’s and its Affiliates’ Regulatory Documentation for Licensed Products, Regulatory Approval(s) for Licensed Products, OPI Improvement Technology or OPI Improvement Patents.

8.3.7 Termination of this Agreement for any reason (a) will be without prejudice to the Licensors’ right to receive all payments accrued before the effective date of such termination, including all payments on Net Sales for Licensed Products occurring during a Royalty Term, and (b) will not release a Party hereto from any indebtedness, right to Losses or other obligation incurred hereunder by such Party before the date of termination.

8.3.8 The provisions of Articles 1, 6 and 10 and Sections 4.1, 4.6, 4.7, 5.6, 5.7, 5.8, 8.3, and 9.1-9.5, as well as any other provisions or defined terms referred to this Agreement or necessary to give them effect will survive termination or expiration of this Agreement and remain in force until discharged in full.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification.

9.1.1 Each of the Licensors will jointly and severally indemnify, defend and hold OPI and OPI’s Representatives, harmless from any and all Losses incurred by any of them in connection with a claim by a Third Party as a result of:

(a) the breach of any covenant of, or warranty or representation made by a Licensor under this Agreement; or

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

(b) the negligence, recklessness, or wilful misconduct of a Licensor or any of its Representatives; or

(c) the Development, manufacture, use, offer for sale, sale, importation or promotion of any Licensed Products by a Licensor or any of its Representatives, licensees or sublicensees following termination of the exclusive right to do so granted to OPI under this Agreement.

Notwithstanding the foregoing, Licensors will not be obligated to so indemnify, defend and hold OPI or its Representatives harmless to the extent that such Losses are caused by (x) the breach of any covenant of, or warranty or representation made by OPI under this Agreement or (y) the gross negligence, recklessness or wilful misconduct of OPI or any of its Representatives.

9.1.2 OPI will indemnify, defend and hold Licensors and their Representatives harmless from any and all Losses incurred by any of them in connection with a claim by a Third Party as a result of:

(a) the breach of any covenant of, or warranty or representation made by OPI under this Agreement; or

(b) the negligence, recklessness, or wilful misconduct of OPI or any of its Representatives; or

(c) the Development, manufacture, use, offer for sale, sale, importation or promotion of Licensed Products by OPI or its Representatives under this Agreement.

Notwithstanding the foregoing, OPI will not be obligated to so indemnify, defend and hold Licensors or its Representatives harmless to the extent that such Losses are caused by (x) the breach of any covenant of, or warranty or representation made by a Licensor under this Agreement or (y) the gross negligence, recklessness or wilful misconduct of a Licensor or any of its Representatives.

9.2 Indemnity Procedures.

9.2.1 In the event that any Third Party asserts a claim with respect to any matter for which a Party or its Representative(s) (the “Indemnified Party”) is entitled to indemnification under Section 9.1 (a “Third Party Claim”), then the Indemnified Party will promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

9.2.2 The Indemnifying Party will have the right, exercisable by notice to the Indemnified Party within 20 days after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

Indemnifying Party and reasonably acceptable to the Indemnified Party, and the Indemnifying Party may do so without prejudice to its right to dispute whether such claim involves a Third Party Claim subject to valid indemnification obligation hereunder. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party will cooperate, and will cause its Representatives to cooperate upon request of the Indemnifying Party and at Indemnifying Party’s cost, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within 20 days after notice thereof (including by affirmatively denying responsibility to defend the Third Party Claim), the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of the Indemnified Party’s choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, will have the right to join in (including the right to conduct discovery, interview and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other Party is defending as provided in this Agreement.

9.2.3 The Indemnifying Party will not, without the prior written consent of the Indemnified Party which will not be unreasonably withheld, enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action. The Indemnified Party will have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, but will not have the right to settle such Third Party Claim to the extent such Third Party Claim involves monetary damages without the prior written consent of the Indemnifying Party. Each of the Indemnifying Party and the Indemnified Party will not make any admission of liability in respect of any Third Party Claim without the prior written consent of the other Party, and the Indemnified Party will use reasonable efforts to mitigate losses arising from the Third Party Claim.

9.3 Set Offs.

If an amount has been claimed by OPI or its Representatives in good faith pursuant to this Agreement (whether or not finally determined to be owed by the Licensors), and if any amount has not yet been fully paid pursuant to Article 5, OPI may set-off such amounts claimed from such payment, notwithstanding any objection by the Licensors and in accordance with Section 5.4.3. The exercise of such right of set-off by Licensors in good faith, whether or not the claim is ultimately determined to be justified, will not constitute a breach of this Agreement. If ultimately the amount alleged by Licensors is determined not to be so owed, then OPI will pay the amount set-off hereunder promptly after such determination.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

9.4 Limitation of Liability.

IN NO EVENT WILL ANY PARTY BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, OR INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER BASED IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE, SUFFERED BY A PARTY OR ANY OF ITS RESPECTIVE REPRESENTATIVES, EXCEPT (i) TO THE EXTENT OF ANY SUCH DAMAGES MUST BE PAID TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, OR (ii) IN THE EVENT OF AN INTENTIONAL AND WILFUL BREACH IN BAD FAITH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED IN THIS AGREEMENT BY ANOTHER PARTY.

9.5 Insurance.

OPI shall have and maintain such type and amounts of insurance covering its exploitation of the Licensed Products as is (a) normal and customary in the pharmaceutical industry generally for parties similarly situated and (b) otherwise required by Applicable Law.

ARTICLE 10

MISCELLANEOUS

10.1 Governing Law; Arbitration.

10.1.1 Except as provided in Section 4.1.1, this Agreement will be governed by and construed in accordance with the laws of the State of New York, without reference to any rules of conflict of laws.

10.1.2 If any controversy or claim arising out of or relating to this Agreement cannot first be resolved by the Parties within 30 days after written notice thereof, then except as provided in Section 5.7, absent a written agreement signed by the Parties to the contrary, arbitration pursuant to the terms hereof will be the sole and exclusive method of resolution of such dispute. Any Party may submit the controversy or claim to confidential binding arbitration in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect. The arbitration will be conducted by one arbitrator, mutually selected by the Parties; provided, however, that if the Parties fail to mutually select an arbitrator within 20 days after the claim is submitted to arbitration, then the arbitrator will be selected by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures then in effect. The Parties agree to use commercially reasonable efforts to cause the arbitration hearing to be conducted within 75 days after the appointment of the arbitrator, and to use commercially reasonable efforts to cause the decision of the arbitrator to be furnished within 15 days after the conclusion of the arbitration hearing. The final decision of the arbitrator will be provided in writing to the Parties and include (a) the dollar amount of any award or specific performance, if any, and (b) a determination as to whether a Party will be required to bear and pay all or a portion of the other Party’s attorneys’ fees and other expenses relating to the arbitration. Judgment upon any award, judgment, decree or order rendered by the arbitrator may be entered in any court having competent jurisdiction. The place of the arbitration hearing will be in the City of Irvine, California, if initiated by a Licensor, and will be in the City of New York, New York, if initiated by OPI. The language of the arbitration will be English.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

10.2 Force Majeure.

No Party will be held liable to another Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in performing any obligation under the Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority (including by a Regulatory Authority, for any reason other than lack of due diligence, negligence or misconduct of the affected) or the other Party. The affected Party will notify the other Parties of such force majeure circumstances as soon as reasonably practical, and will promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

10.3 Specific Performance.

The Parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties will be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages.

10.4 Waiver of Jury Trial.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.5 Severability.

If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties will in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

10.6 Waivers.

Any term or condition of this Agreement may be waived at any time by the Party or Parties that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. Neither the waiver by any Party of any term or condition of this Agreement nor the failure on the part of any Party, in one or more instances, to enforce any of the provisions of this Agreement or to exercise any right or privilege, will be deemed or construed to be a waiver of such term or condition for any similar instance in the future or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be a limitation of any other remedy, right, undertaking, obligation or agreement.

10.7 Entire Agreement; Amendments.

This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all agreements or understandings, verbal or written, made between a Licensor, on the one hand, and OPI, on the other hand, before the date hereof with respect to the subject matter hereof, including the Confidentiality Agreement and that letter agreement sent by OticPharma, Ltd. to Otodyne dated July 30, 2015. All information disclosed between Representatives of Otodyne and OPI before the Effective Date pursuant to the Confidentiality Agreement is deemed to have been disclosed under the terms of this Agreement. None of the terms of this Agreement may be amended, supplemented or modified except in writing signed by the Parties.

10.8 Construction.

Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “include”, “includes” and “including” are not limiting and mean include, includes and including, without limitation; (ii) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (iii) references to an agreement, statute or instrument mean such agreement, statute or instrument as from time to time amended, modified or supplemented; (iv) references to a Person are also to its permitted successors and assigns; (v) references to an “Article”, “Section”, or “Exhibit” refer to an Article or Section of, or any Exhibit to, this Agreement unless otherwise indicated; (vi) the word “will” will be construed to have the same meaning and effect as the word “shall” and vice versa; (vii) the word “any” will mean “any and all” unless otherwise indicated by context; (viii) the word “or” means in the alternative or together, i.e., “and/or”; and (ix) the symbol $ means the lawful currency of the USA, i.e., US Dollars, unless otherwise specified.

10.9 Assignment.

Any Party may assign this Agreement, in whole or in part, without the consent of any of the other Parties, except that OPI may not, without the written consent of a Licensor, assign any of OPI’s rights in this Agreement to any company that (a) has a market capitalization of less than $500 Million and (b) has not been in existence (either itself or through its predecessor entity(ies) for at least 10 years (before the effective date of the assignment). This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

10.10 Independent Contractor.

The relationship between either Licensor, on the one hand, and OPI, on the other hand, is that of independent contractors. Such Parties are not joint venturers, partners, principal and agent, employer and employee, and have no other relationship other than independent contracting parties. Such Parties’ obligations and rights in connection with the subject matter of this Agreement are solely and specifically as set forth in this Agreement, and such Parties acknowledge and agree that neither such Party owes the other any fiduciary or similar duties or obligations by virtue of the relationship created by Agreement.

10.11 Notices.

All notices which are required or permitted hereunder will be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, or sent in .PDF file format electronically by email, addressed as follows:

If to SDRI:	Alan J. Mautone, President
55 Alexandria Road
Morristown, New Jersey 07960
Email: alan@mautone.us

and copy to:	Richard L. Strauss, Esq.

2492 Oceanside Road
Oceanside, New York 11572
Email: Rstra73004@gmail.com

If to Otodyne:	Alan J. Mautone, President
55 Alexandria Road
Morristown, New Jersey 07960
Email: alan@mautone.us

and copy to:	Richard L. Strauss, Esq.
2492 Oceanside Road
Oceanside, New York 11572
Email: Rstra73004@gmail.com

If to OPI:	Chief Executive Officer
OticPharma, Inc.
19900 MacArthur Blvd., Suite 550
Irvine, CA 92612
Email: legal@oticpharma.com

and copy to:	Thomas A. Briggs and Jonn R. Beeson
Jones Day
12265 El Camino Real, Suite 200
San Diego, California 92130
Email: tabriggs@jonesday.com
Email: jrbeeson@jonesday.com

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

or to such other address as the Party to whom notice is to be given may have furnished to the other Parties in writing in accordance herewith. Any such notice will be deemed to have been given: (a) when delivered if personally delivered on a business day; (b) on the business day after dispatch if sent by nationally recognized overnight courier; or (c) when delivered if delivered by email on a business day or the first business day after delivery if not delivered on a business day.

10.12 Third Party Beneficiaries

None of the provisions of this Agreement will be for the benefit of or enforceable by any Third Party, including any creditor of a Party. No Third Party will obtain any right under any provision of this Agreement or will by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against a Party.

10.12 Performance by Representatives

To the extent that this Agreement imposes obligations on Representatives of a Party, such Party agrees to cause its Representatives to perform such obligations.

10.13 Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by delivery of duly authorized and executed signature pages by facsimile or electronically in .PDF format.

<Signature page follows on next page.>

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be executed by their duly authorized officers to be effective as of the Effective Date.

Otodyne, Inc.		OticPharma, Inc.

By:	/s/ Alan J. Mautone	By:	/s/ Gregory J. Flesher
Name: Alan J. Mautone, Ph.D		Name: Gregory J. Flesher
Title: Founder & Chief Executive Officer		Title: Chief Executive Officer
Date: November 1, 2015		Date: November 1, 2015

By:	/s/ Sujana S. Chandrasekhar
Name: Sujana S. Chandrasekhar, MD
Title: Founder & Chief Medical Officer
Date: November 1, 2015

Scientific Development and Research, Inc.

By:	/s/ Alan J. Mautone
Name: Alan J. Mautone, Ph.D
Title: Chief Executive Officer
Date: November 1, 2015

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

Schedule 1

Definitions

“Affiliate” means, with respect to a first Person, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such first Person.

“Agreement” is defined in the preamble to this Agreement and further includes this Agreement as it may be amended or supplemented from time to time.

“Blocking Third Party Patent Rights” means, on a country-by-country basis, any Patent owned or controlled by a Third Party that, in the absence of a license thereunder, could reasonably be determined to be infringed by the exploitation of any Licensed Technology, Licensed Patents, or Licensed Products in such country.

“CE Mark” means the marking of conformity affixed on a medical device in the European Union in order to attest compliance of such medical device with applicable European Union Law for the purpose of selling the medical device in the European Union.

“Change of Control” means, with respect to a first Person, a single transaction or series of related transactions pursuant to which another Person or group of Persons who did not Control such first Person before the transaction(s) do Control such first Person after the transaction(s). A Change of Control will be presumed to occur to a first Person upon the occurrence of any of the following: (i) any other Person becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting securities of the first Person; (ii) the sale or other disposition of all or substantially all of the assets of the first Person; (iii) a consolidation or merger of the first Person with any other Person, other than a merger or consolidation which would result in the voting securities of the first Person outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Person or any of its parent entities outstanding immediately after such merger or consolidation.

“Commercially Reasonable Efforts” means the carrying out of the subject activities using efforts and resources comparable to the efforts and resources that OPI or other pharmaceutical companies of then similar size and capitalization to OPI would typically devote to pharmaceutical products of similar market potential at a similar stage in Development or product life, taking into account, using OPI’s reasonable judgment, all scientific, commercial, and other conditions and factors that OPI or other such pharmaceutical companies would reasonably take into account, including issues of safety and efficacy, expected and actual cost and time to Develop, medical and clinical considerations, expected and actual profitability, expected and actual competitiveness of alternative Third Party products (including generic or biosimilar products) in the marketplace, the nature and extent of expected and actual market exclusivity (including patent coverage and regulatory exclusivity), the expected likelihood of Regulatory Approval, the expected and actual reimbursability and pricing, and the expected and actual amounts of marketing and promotional expenditures required; provided, however, that such efforts shall include the right of OPI, using its reasonable judgment, to suspend, discontinue or decrease efforts in circumstances where such suspension, discontinuation or decrease is consistent with the exercise of Commercially Reasonable Efforts.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

“Confidential Information” is defined in Section 6.1.1.

“Confidentiality Agreement” means that Confidentiality and Non-disclosure Agreement between Otodyne and OticPharma, Ltd, an Affiliate of OPI, dated February 10, 2014.

“Consultants” means Drs. Mautone and Chandrasekhar, the individuals engaged to provide the services to OPI under the Consulting Agreements.

“Consulting Agreements” is defined in Recital D.

“Contract” means any contract, agreement, lease, sublease, license, sales order, purchase order, loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, undertaking, instrument, arrangement, understanding or other commitment, whether written or oral, that is or was binding on any Person or any part of its property under applicable Law, whether or not terminated as of the Effective Date, including all amendments, supplements and correspondence related to any of the foregoing.

“Control” including, its correlative meanings, “Controls”, “Controlled by” and “under common Control with” means the possession, directly or indirectly, of the power to direct or cause direction of the management or policies of another Person (whether through ownership of securities or other ownership interests, by contract or otherwise). A first Person will be presumed to Control another Person if such first Person actually owns or has beneficial ownership of at least 50% of the voting securities or other comparable equity interests of such other Person (whether directly, indirectly or pursuant to any option, warrant or other similar arrangement).

“Development” means, with respect to a product, any and all activities directed to pre-clinical, non-clinical and clinical testing and development, design and development planning, test method development and stability testing, toxicology, formulation, manufacturing process development, and manufacturing scale-up, qualification and validation, quality assurance/quality control, clinical trials, statistical analysis and report writing, interacting with key opinion leaders and scientific advisory boards, the preparation, submission and active management and maintenance of Regulatory Documentation for such product and interacting with Governmental Authorities regarding any of the foregoing, in each case whether before or after obtaining any Regulatory Approvals from a Governmental Authority. When used as a verb, “Develop” will mean to engage in Development.

“Discloser” is defined in Section 6.1.1.

“Effective Date” is defined in the preamble to this Agreement.

“EMA” means the European Medicines Agency or any successor agency thereto.

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“FDCA” means the U.S. Federal Food, Drug, and Cosmetic Act, as amended, and the regulations promulgated thereunder.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

“Generic Competition” means sales of a product in a country that is the same or substantially the same as a Licensed Product sold in that country and that (a) is sold by a Third Party that is not an Affiliate or Sublicensee of OPI under a Regulatory Approval granted by a Regulatory Authority to a Third Party, (b) was approved in reliance, in whole or in part, on the prior approval (or on safety or efficacy data submitted in support of the prior approval) of such Licensed Product as determined by the applicable Regulatory Authority, and (c) wherein the quotient of the total volume (in units) of such product sold in such country divided by the total volume (in units) of Licensed Product sold in such country , based on independent market data, such as that published by IMS Health Inc or similar services, equals at least 30%.

“Governmental Authority” means any national, federal, regional, state, provincial, local, foreign, multinational, supra-national or other governmental authority or instrumentality, legislative body, court, administrative agency, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority and shall include any Regulatory Authority.

“Governmental Authorization” means any (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, including an IND; or (b) right under any Contract with any Governmental Authority.

“Improvement Technology” means any Technology that is (a) an improvement, modification or derivation of any of the Licensed Technology and (b) conceived, reduced to practice, discovered, made or created by any Party or any of its Representatives, whether solely or jointly.

“IND” means an Investigational New Drug Application submitted under the FDCA or an analogous application or filing with any analogous Regulatory Authority outside of the USA under any analogous foreign Law for the purposes of obtaining permission to conduct human clinical trials in such jurisdiction.

“Indemnified Party” is defined in Section 9.2.

“Indemnifying Party” is defined in Section 9.2.

“Intellectual Property” means, in any and all jurisdictions throughout the world, all (a) Patents, (b) any trademark, service mark, trade dress, slogan, logo, symbol, trade name, brand name or other identifier of source or goodwill recognized by any Governmental Authority, including registrations and applications for registration thereof and including the goodwill symbolized thereby or associated therewith, (c) Internet domain names and associated uniform resource locators and social media addresses and accounts, (d) copyrights, whether in published and unpublished works of authorship, registrations, applications, renewals and extensions therefor, mask works, and any and all similar rights recognized in a work of authorship by a Governmental Authority, (e) any trade secret rights in any inventions, discoveries, improvements, trade secrets and all other confidential or proprietary Information (including know-how, data, formulas, processes and procedures, research records, records of inventions,

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

test information, and market surveys), and all rights to limit the use or disclosure thereof, (f) registered and unregistered design rights, (g) rights of privacy and publicity and (h) any and all other Intellectual Property rights recognized by any Governmental Authority under the Laws of any country throughout the world.

“IRB” an appropriately constituted group that has been formally designated to review and monitor biomedical research involving human subjects in accordance with FDA regulations.

“Knowledge of Licensors” means the (a) actual knowledge of the Consultants or any officer or director of a Licensor and such knowledge as would be imputed to such Persons upon due inquiry (including to their direct reports) and (b) actual knowledge of the patent attorneys and agents involved in the filing, prosecution or maintenance of any of the Licensed Patents.

“Laws” means all laws, statutes, rules, regulations, orders, judgments or ordinances of any Governmental Authority, as such may be revised from time to time.

“Licensed Patents” means all Patents that are owned by or licensed to Otodyne, SDRI or any of their Affiliates as of the Effective Date or at any time during the Term, including the patents and applications listed on Schedule 3 and all Licensor Improvement Patents.

“Licensed Product” means any product or composition that either (a) the manufacture, use, offer for sale, sale or importation of which is covered by a Valid Claim of any Licensed Patent, (b) is manufactured, used or administered using a method or process covered by a Valid Claim of any Licensed Patent, or (c) is Developed, manufactured, used or administered using any of the Licensed Technology. Licensed Product includes the product known by the Licensors as of the Effective Date as “OTO-101” for the treatment of acute otitis media.

“Licensed Technology” means all Technology that is owned by or licensed to Otodyne, SDRI or any of their Affiliates as of the Effective Date or at any time during the Term, including the Technology and Regulatory Documentation listed on Schedule 2 and all Licensor Improvement Technology.

“Licensor Improvement Technology” is defined in Section 4.1.5.

“Licensor Improvement Patents” is defined in Section 4.1.5.

“Licensors” is defined in the preamble to this Agreement.

“Losses” means any and all costs, expenses, claims, losses, liabilities, damages, fines, royalties, penalties, deficiencies, interest, settlement amounts, awards, and judgments, including any and all reasonable, out-of-pocket costs and expenses properly incurred as a result of a claim (including reasonable, out-of-pocket attorneys’ fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened), in each case, net of any tax benefit or insurance recovery received in connection with any of the foregoing.

“Major European Countries” means France, Germany, Italy, Spain, and the United Kingdom.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

“MHLW” means the Ministry of Health, Labour and Welfare of Japan and any successor thereto.

“NDA” means a New Drug Application submitted under the FDCA or an analogous application or filing with any analogous Regulatory Authority outside of the USA (including any filing with a supra-national agency, such as a Marketing Authorization Application with the EMA for the European Union) under any analogous foreign Law or a submission to a Notified Body in connection with a CE Mark for the purpose of obtaining approval and/or markings required to market and sell a pharmaceutical product in such jurisdiction.

“Net Sales” means, (a) with respect to sales of Licensed Products by OPI or its Affiliates, net sales as calculated by the selling entity in preparing its financial statements so long as such statements are prepared in accordance with US GAAP, IFRS or other accounting standard applicable to such selling entity and (b) with respect to sales of Licensed Products by Sublicensees, as reported to OPI or its Affiliates pursuant to the applicable agreement between OPI or its Affiliate and such Sublicensee. Net Sales will not include transfers or dispositions of Licensed Product for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes. Net Sales will not include sales or other transfers between or among OPI, its Affiliates or its Sublicensees, but Net Sales will include any subsequent resale or other transfer to any such Person that is not OPI, its Affiliate or its Sublicensee. For purposes of calculating Net Sales for sales that occur using a currency other than the US Dollar, all such Net Sales will be converted into US Dollars using OANDA (http://www.oanda.com/) or another commonly accepted foreign exchange conversion tool.

“Notified Body” means an organization accredited by a member state of the European Union to carry out certain tasks in connection with conformity assessment procedures relating to medical devices that are required in the European Union in order to affix the CE Mark under the European Union applicable regulatory framework.

“OPI” is defined in the preamble to this Agreement.

“OPI Improvement Technology” is defined in Section 4.1.4.

“OPI Improvement Patents” is defined in Section 4.1.4.

“OPI Parent Shares” is defined in Section 5.1.

“OPI Trademark” is defined in Section 4.6.1.

“Otodyne” has the meaning set forth in the preamble to this Agreement.

“Otodyne Trademark” means any trademark, service mark, logo, slogan, trade name or other indicia of the source or origin of goods or services used by Otodyne or any of its Affiliates in connection with Licensed Products or the Licensed Technology, including the mark OTODYNE and OTO-101, and any registration or application for registration for any of the foregoing anywhere in the world.

“Party” and “Parties” are defined in the preamble to this Agreement.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

“Patent” means all classes and types of patents and patent applications (including provisionals, non-provisionals, originals, priority, utility, design, divisionals, continuations, continuations-in-part, extensions, re-examinations, reissues and all other pre-grant and post-grant forms), utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and other indicia of exclusive rights to an invention or discovery issued by or applied for with any Governmental Authority.

“Person” means any natural person, any form of for-profit or non-profit business entity recognized by any Governmental Authority, including any corporation, partnership, limited liability company, association, trust or other legal entity, or any Governmental Authority.

“Phase 2 Clinical Trial” means a human clinical trial of a Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population and which is prospectively designed to generate sufficient data that may permit commencement of pivotal clinical trials using the Licensed Product, including the trials referred to in 21 C.F.R. §312.21(b), as amended, under the FDCA or a corresponding trial required by the EMA.

“Phase 3 Clinical Trial” means a human clinical trial of a Licensed Product on a sufficient number of subjects in an indicated patient population that is designed to establish that the Licensed Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed and that is intended to support Regulatory Approval of such Licensed Product, including all tests and studies that are required by the FDA from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended, under the FDCA or a corresponding trial required by the EMA.

“Recipient” is defined in Section 6.1.1.

“Regulatory Approval” means, with respect to any jurisdiction, any and all approvals, licenses, registrations or authorizations of a Regulatory Authority that are legally necessary for the manufacture, distribution, importation, use, marketing, offer for sale or sale of a pharmaceutical in such jurisdiction, including, as applicable, any pricing or reimbursement approval, pre- and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), and approval of product labelling.

“Regulatory Authority” means, with respect to any country or jurisdiction, the relevant Notified Body or Governmental Authority having responsibility for granting Regulatory Approval in such country or jurisdiction, including the FDA in the U.S., the EMA in the European Union and the MHLW in Japan, or any of their respective successors.

“Regulatory Documentation” means all (a) applications (including all INDs registrations, licenses, authorizations, and approvals (including Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, and (c) clinical data and other data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) relating to a Licensed Product.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

“Regulatory Exclusivity” means, with respect to any country or other jurisdiction, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive commercialization period during which OPI, its Affiliate or its Sublicensee has the exclusive right to market and sell a Licensed Product in such country or other jurisdiction through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity).

“Representatives” means with respect to a Party, Affiliates and Sublicensees of such Party, and each of such Party’s and its Affiliates’ and Sublicensees’ respective officers, directors, managers, employees, consultants, contractors, attorneys, bankers, accountants, agents and other representatives.

“Royalty Term” is defined in Section 5.4.1.

“SDRI” is defined in the preamble to this Agreement.

“SDRI-Otodyne Agreement” is as defined in Recital B.

“Sublicensee” means any Person to which OPI grants a sublicense, directly or indirectly through its Affiliate, under any of the rights within the Licensed Technology or Licensed Patents.

“Tax” or “Taxes” is defined in Section 5.8.1.

“Technology” means all means all knowledge of a technical, scientific, business and other nature, including information, know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology and Regulatory Documentation; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.

“Term” is defined in Section 8.1.

“Third Party” means any person or entity other than a Party.

“Third Party Claim” is defined in Section 9.2.

“Transaction Documents” is defined in Recital D and further includes those agreements as they may be amended or supplemented from time to time.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

Schedule 2

Certain Licensed Technology (as of the Effective Date)

All of the following to the extent in the possession or control of a Licensor as of the Effective Date:

1.	IND # 106778 filed by a Licensor with the FDA for treatment of treatment of acute otitis media using the product identified as OTO-101.

2.	Correspondence to or from the FDA involving the foregoing IND or its application.

3.	The complete dossier for the foregoing IND and all books, records and materials referenced in it, including any literature, data, forms, meeting minutes, briefings, protocols, reports or investigator brochures.

4.	Pre-clinical data, pharmacology data, medicinal chemistry data, CMC data, safety data or other data related to any Licensed Product, including all data that was or was not included in, or did or did not serve as the basis for, the foregoing IND.

5.	Any submissions to, or correspondence with an IRB regarding the IND.

6.	Statistical analyses conducted by or for Licensor involving any of the foregoing data.

7.	Market research, analysis or reports prepared or acquired by or for a Licensor for any Licensed Product.

8.	Sales or need projections prepared or acquired by or for a Licensor for any Licensed Product.

9.	Inventory of each component (i.e., surfactants, lipids, sprayers, nozzles, packaging, etc.) and unit of finished goods of any Licensed Product or experimental model, prototype or sample of Licensed Product.

10.	Drawings of any Licensed Product or its components or their respective packaging or labelling.

11.	Specifications or standard operating procedures prepared for or acquired by a Licensor or any of its Representatives of any components or finished goods of Licensed Products or their packaging or labelling.

12.	Identification of all sources of supply or contract manufacturers used or considered by Licensors or their Representatives to obtain any Licensed Product or its components or its packaging or labelling.

13.	Identification of any contract research organizations used or considered by Licensors or their Representatives regarding the IND or any pre-clinical or clinical research and copies of any Contracts with or proposals from such entities.

14.	Quotations and purchase orders for the Development, supply or manufacture of any Licensed Product or its components or its packaging or labelling.

15.	Test specifications and test reports related to Licensed Products components or finished goods of Licensed Products or their packaging or labelling.

16.	Identification of all Representatives of the Licensors involved in the Development of Licensed Products or the preparation and filing of the IND identified above and the role and last known contact information for each such Person.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

17.	A copy of each Contract (including all amendments) to which any Licensor or any of its Representatives is a party relating to Licensed Products, including those relating to Development, manufacturing, seeking or maintaining Regulatory Approval for, or commercialization of any Licensed Product, including:

a.	Consulting Services Agreement between Pharmakey, LLC and Otodyne dated January 11, 2011;

b.	Consulting Agreement between SDRI and Marianne Mann, M.D., dated June 7, 2010;

c.	SDRI-Otodyne Agreement

d.	Quotation of Project Work between Cirrus Pharmaceuticals, Inc. Nos. OTO-PW-001.00 dated July 25, 2011 (last signed July 28, 2011), OTO-PW-002.00 dated July 15, 2011 (last signed August 31, 2011, as amended by a Proposal Amendment Request dated November 16, 2011 (last signed on such day) and Proposal Amendment Request #2 dated March 22, 2012 (last signed April 12, 2012).

18.	Devices used or contemplated to be used to assist in the administration of the Licensed Technology or Licensed Products, including models, mock-ups, prototypes, drawings and other materials describing or depicting such devices, whether or not any such device was ever actually manufactured or used.

19.	Invention disclosures, prior art search results and related memoranda and patentability opinions or evaluations, validity and enforceability searches and opinions or evaluations relating to the Licensed Patents and correspondence with and interview notes or other notes regarding communications with any of the inventor(s) of the Licensed Patents.

20.	Freedom to operate search results and related memoranda or opinions relating to the practice of the Licensed Technology, Licensed Patents or Licensed Products.

21.	A copy of the file history of each of the Licensed Patents as such file histories are maintained under the custody or control of each Representative of any Licensor.

22.	The identification (including complete contact information) of each Representative of a Licensor who has the power of attorney to act on behalf of a Licensor or its Affiliate with respect to any Licensed Patent.

Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

Schedule 3

JURISDICTION	APP. NO./ FILING DATE/ INVENTOR	STATUS	TITLE	PATENT NO. ISSUE DATE	NEXT ACTION/ PAYMENT DUE	OWNER
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Pursuant to 17 CFR 20.24b-2, confidential information has been omitted in places marked “***” and has been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request with the Commission.

Schedule 4

Disclosure Against Section 7.1.12 re Inventions of Representatives of Licensors

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